EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of August 4, 2006, between Republic Underwriters Insurance Company, a Texas corporation, having its principal place of business at 5525 LBJ FWY, Dallas, Texas 75219 (the "Company"), and Martin B. Cummings, an individual residing at 4617 Adrian Way, Plano, Texas 75024 (the "Employee").

RECITALS

WHEREAS, on the date hereof, the Company's indirect parent, Republic Companies Group, Inc., a Delaware corporation ("RCG") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among RCG, Arrow Capital US Inc., a Delaware corporation, Arrow Subsidiary Corporation, a Delaware corporation ("Parent Sub"), and Delek Group Ltd., a company incorporated under the laws of Israel ("Parent"), pursuant to which, at the Effective Time, Parent Sub will be merged with and into RCG, with RCG continuing as the surviving corporation to the merger, in accordance with the terms of the Merger Agreement (the "Merger");

WHEREAS, the Company, RCG, Parent and the Employee each desire to provide for the Employee's continued employment by the Company following the Effective Time;

WHEREAS, this Agreement is conditional upon consummation of the Merger;

WHEREAS, the parties desire that this Agreement supersede all prior agreements, whether oral or written, between the parties arising out of or in connection with the Employee's employment, including but not limited to the employment agreement entered into as of May 9, 2003, between RTXA, Inc. and the Employee (the "Prior Agreement"); and

WHEREAS, unless specified otherwise, capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Employee hereby agree as follows:

TERMS OF AGREEMENT

1. Definitions.

(a) The "Board" shall mean the Board of Directors of the Company.

(b) The "Effective Date" shall mean the Closing Date of the Merger.

(c) The "Employment Period" shall mean the period commencing on the Effective Date and continuing until the third year anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, and in the event the Company and the Employee wish to extend this Agreement, this Agreement shall be automatically extended on a year-to-year basis until such time as a new Agreement is executed or the Agreement is terminated by either party upon ninety (90) days prior written notice.

2. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, for the duration of the Employment Period and pursuant to the other terms and conditions provided herein. This Agreement shall terminate at the end of the Employment Period, unless extended as set forth in Section 1(c), or unless earlier terminated under Section 5 below. In the event that the Merger is not consummated, the terms of this Agreement shall be null, void and of no effect ab initio.

3. Terms of Employment.

(a) Position and Duties. During the Employment Period, the Employee shall serve as Chief Financial Officer and Vice President. The Employee shall perform such duties as the Board shall from time to time determine. In the performance of his duties, the Employee shall comply with the stated policies of the Company.

(b) Location. The principal place of employment of the Employee shall be the principal offices of the Company, as determined by the Board, subject to Section 5(f).

(c) Compensation.

(i) Base Salary. The Employee's annual salary (the "Salary") shall be at the rate of $240,000 per annum for the duration of the Employee's employment hereunder, subject to any increase as approved by the Board. The Salary shall be paid in accordance with the Company's customary payroll practices.

(ii) Annual Performance Bonus. The Employee shall be eligible to participate in an annual bonus plan providing for a performance bonus ("Performance Bonus") consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the Merger and subject to such terms, conditions and goals as may be established by the Board. The Company shall pay such Performance Bonus to the Employee at the same time and in the same manner as similar bonuses are paid to its senior executive officers generally. Except as set forth in Section 3(c)(viii)(C) below, the Employee shall not be entitled to any such Performance Bonus or other bonus or incentive pay that may be unpaid at the time the Employee's employment is terminated.

(iii) Withholding, etc. The payment of any Salary and bonus to the Employee shall be subject to all applicable withholding and payroll taxes and such other deductions as may be required under the Company's employee benefit plans.

(iv) Benefits. In addition to the compensation payable to the Employee as set forth in Sections 3(c)(i) and (ii) above, during the Employment Period the Employee shall be eligible to participate in the Company's benefit plans and programs that the Company generally provides to other senior executives of the Company (the "Benefits").

(v) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the policies and practices applicable on or after the Effective Date to other employees of the Company; provided, that the Employee shall be entitled to a minimum of four weeks paid vacation each year effective on the Effective Date.

(vii) Expenses. The Company shall pay or reimburse the Employee, in accordance with the Company's policies, for reasonable expenses incurred or paid by him during the Employment Period in the performance of his services under this Agreement upon presentation of itemized expense statements and such other supporting information as may be required by the Company.

(viii) Severance. In the event that the Employee's employment is terminated by the Company for any reason other than the Employee's breach of the Confidentiality or Non-Compete Agreements, the Employee's breach of any material term of this Agreement or pursuant to Sections 5(a), 5(b), 5(c), or (5)(e) (unless his voluntary termination is for Good Reason as defined in Section 5(f) hereof), the Employee shall receive:

(A) a severance payment in an amount equal to six (6) months base salary; and

(B) accrued but unpaid vacation time, to the extent Company policy or applicable law requires such payment.

Sums paid to the Employee pursuant to this Section 3(c)(viii) are referred to herein as (the "Severance Payment"). The Severance Payment will be made in the form of salary continuation. The Severance Payment will be made minus applicable taxes and withholdings, and is contingent upon the Employee's executing (and not revoking such signature) a Release Agreement (including a mutual non-disparagement clause) in a form mutually agreeable to the parties. None of the Severance Payments shall be considered in calculating pension or related benefits, if any.

(C) After termination of the Employee's employment, the Company shall have no severance or other obligations to the Employee as an employee other than those set forth in this Section 3(c)(viii), Section 5(a) and Section 5(b) or as required by applicable law. The Employee waives any rights to receive any other severance benefits from the Company under any severance plan or arrangement in existence prior to the Effective Date.

(D) The Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain.

(E) In the event the Employee violates his obligations under the agreements referred to in Section 7 of this Agreement and does not cure such violation within ten (10) business days after receipt by the Employee of written notice from the Company specifying such violation, in addition to any other remedies available to the Company, any amounts due under this Section 3(c)(viii)(A) shall immediately cease to be payable by the Company to the Employee.

(d) Equity Incentives. The Employee shall be entitled to participate in the equity incentive plan of RCG (the "Equity Plan") as follows:

(i) The Employee shall be granted stock options (which, to the extent permissible under the Internal Revenue Code of 1986, as amended, shall be incentive stock options) with seven (7) year terms to purchase shares of common stock of RCG representing, in the aggregate, 0.255% of the outstanding shares of common stock of RCG on the Closing Date (the "Options"). The Options will be subject to the plan documentation referred to below and will vest 20% per year commencing with the 1st anniversary of the Closing Date based upon continuous employment through each anniversary date and can be exercised by means of a cashless exercise in the Employee's discretion. The strike price of these Options will be as follows based upon a percentage of the fair market value of RCG and its subsidiaries (including the Company) at the Closing Date, which for such purpose shall be the price paid by Parent per common share of RCG: One fifth of the Options shall constitute Tranche I and have a strike price of 107.5% of fair market value, one fifth of the Options shall constitute Tranche II and have a strike price of 115% of fair market value, one fifth of the Options shall constitute Tranche III and have a strike price of 120% of fair market value, one fifth of the Options shall constitute Tranche IV and have a strike price of 125% of fair market value, and one fifth of the Options shall constitute Tranche V and have a strike price of 130% of fair market value. Except for termination for Cause, vested Options will be exercisable for thirty (30) days following termination of employment and any unvested Options will be forfeited. Upon a termination for Cause, all Options will be forfeited immediately.

(ii) In addition, the Employee shall be granted performance-based restricted shares of 0.3% of the common stock of RCG as of the Closing Date, subject to vesting and the other terms and conditions set forth in the applicable plan documentation referred to below (the "Restricted Shares"). The Restricted Shares shall be divided into two equal tranches with restrictions on each tranche lapsing as follows:

The first tranche will fully vest on the 2nd anniversary of the Closing Date subject to continuous employment through such date if Return on Average Equity ("ROAE") measured over Years 1 and 2 is at least 13%.

The second tranche will fully vest on the 4th anniversary of the Closing Date subject to continuous employment through such date if ROAE is at least 13% measured over Years 3 and 4.

If ROAE is at least 10% on a measurement date for a tranche, then 75% of the shares in that tranche will vest. If ROAE is at least 18%, then 125% of the shares in that tranche will vest (i.e. additional vested shares will be granted). There will be linear interpolation for achievement between 10% and 13% and between 13% and 18%. No shares will vest if ROAE is less than 10%. Any Restricted Shares that do not vest shall be forfeited.

Return on Average Equity (ROAE) shall be equal to the following calculation:

Annual Net Income divided by Weighted Average Shareholders Equity where

(a) Annual Net Income is determined in accordance with US GAAP calculated on a per share basis (basic), excluding the amortization of the intangible assets associated with the Merger and, should the transaction close after December 31, 2006, the expenses associated with the acceleration of vesting of employee stock based compensation plans in place at the time of the Merger; and

(b) Weighted Average Shareholders Equity is determined by the Board based on the Company's audited financials under US GAAP on a per share basis (fully diluted basis).

(iii) All Option shares and Restricted Shares shall be subject to a Company call right at Fair Market Value (as defined below) at any time following termination of employment for any reason other than Cause. For termination for Cause, such call right shall be at the lesser of (A) Fair Market Value or (B) the exercise price in the case of Option shares and the price paid by Parent per share of common stock on the Closing Date in the case of Restricted Shares. "Fair Market Value" shall be determined by the board of directors of RCG based on an independent appraisal. If after five (5) years from the Closing Date, RCG is not then public, the Employee will have the right to sell vested Restricted Shares and exercised Option shares to the Company based on the appraisal of an appraiser mutually selected by the Company and Parker W. Rush; provided that either the Company or Parker W. Rush may request a second appraisal by an appraiser mutually agreed upon, in which case the average of the two appraisals shall be the sale price (the "Non-IPO Put Right"). In addition, upon a termination of employment without Cause or for Good Reason, the Employee will have the right to sell vested Restricted Shares and exercised Option shares to the Company based, at the election of the Employee, on the most recent appraisal value (other than the appraisal performed by Keefe, Bruyette & Woods in connection with the Merger) or the appraisal of an appraiser selected by the Company, which appraisal will take place within fifteen (15) months following the Employee's termination of employment (the "Termination of Employment Put Right").

(iv) If the Employee reinvests an amount equal to fifty (50%) percent of his after-tax proceeds (calculated using an assumed tax rate of 25%) from the Merger consideration received from the sale of his restricted stock and cash-out of stock options (including for this purpose pre-Closing Date stock options continued with the Company) in common stock of the Company (the "Reinvestment Equity"), then the grant of Options will be increased by twenty (20%) percent. If Employee reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately (e.g., a 25% reinvestment will result in a 10% increase in Options).

(v) The Reinvestment Equity shall be subject to the Non-IPO Put Right and, upon the Employee's termination of employment for any reason, the Termination of Employment Put Right. The Reinvestment Equity shall be subject to a Company call right at any time following termination of employment at Fair Market Value as defined above in Section 3(d)(iii).

(vi) The Employee's right to sell shares to the Company and the Company's right to purchase shares from the Employee shall expire upon an initial public offering of RCG's common stock in which the Employee's shares are registered.

(vii) The Options and the Restricted Shares will be subject to the governing Equity Plan and ancillary documentation, including award agreements and investor documents which will reflect the terms and conditions set forth in this Section 3(d). The Company will use reasonable efforts to finalize and implement those documents as expeditiously as possible.

4. Employee's Obligations and Representations.

(a) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his attention and time to the business and affairs of the Company and to professionally perform his duties hereunder and the responsibilities assigned to the Employee by the Board.

(b) The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prohibit or impair the Employee from rendering the services required of him hereunder to the Company during the Employment Period. The Employee further represents, warrants and agrees with the Company that as of the Effective Date he has not made and will not make during the Employment Period any commitment or do any act in conflict with this Agreement, or take any action adverse to the Company that might divert from the Company any opportunity which would be in the scope of any present or future business of the Company or any subsidiary thereof.

5. Termination.

(a) Death. This Agreement shall terminate automatically upon the Employee's death. If the Employee's employment is terminated by reason of the Employee's death, the Company shall have no further obligations to the Employee's legal representatives under this Agreement, other than the Severance Payment obligations, if any, accrued as of the date of his death.

(b) Disability. If the Board determines in good faith that the Employee has a "disability" (as defined below), it may give the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt by the Employee of such notice. For purposes of this Agreement, "disability" shall mean a physical or mental condition which, five (5) months after its commencement, is determined by a physician selected by the Company to be a total and permanent condition which substantially prevents the Employee from performing the services to be provided by him hereunder. The Employee shall be entitled to all compensation and benefits provided for under this Agreement during the five (5) month waiting period for the disability determination and during the 30-day notice of termination period, less any amounts paid to the Employee pursuant to any Company-provided disability insurance policies and to the Severance Payment obligations, if any, accrued on the date of termination.

(c) Cause. During the Employment Period, the Company may terminate the Employee's employment for Cause, as determined by the Board and as defined below. For purposes of this Agreement, "Cause" shall mean:

(i) an act or acts of fraud, embezzlement or any other act committed by the Employee, as determined by the Board in good faith, that would constitute a felony under the laws of the State of Texas;

(ii) the Employee's failure or inability to perform the duties or obligations of this Agreement, including, but not limited to, the obligations and representations of Sections 3(a) and 4, or to comply with the policies or directives of the Company applicable to its employees or senior executive generally, in each case, as determined by the Board in good faith, if such failure or inability remains uncured for at least ten (10) days after written notice of such failure or inability has been provided to the Employee;

(iii) breach by the Employee of the representations or obligations under Section 4 or 7 hereof or any provision of the confidentiality or non-competition agreements referred to in Section 7, as determined by the Board in good faith;

(iv) the indictment of the Employee of a crime which constitutes a felony, if the Board reasonably and in good faith determines that such indictment or any conviction thereunder would impair the Employee's ability to perform his services under this Agreement;

(v) willful and gross misconduct by the Employee in the performance of his duties hereunder as determined by the Board in good faith;

(vi) the commission by the Employee of an act (other than good faith exercise of business judgment in the exercise of his responsibilities pursuant to this Agreement) resulting in material damage to the Company as determined by the Board in good faith; or

(vii) a material breach of any of the Company's material policies, which the Board reasonably concludes warrants immediate dismissal.

If the Employee's employment is terminated for Cause, this Agreement shall terminate without further obligations to the Employee under this Agreement

(d) Termination without Cause. Notwithstanding anything herein to the contrary, the Company shall have the right, at any time by written notice to the Employee to terminate the Employment Period without Cause.

(e) Voluntary Resignation without Good Reason. The Employee may terminate the Employment Period upon sixty (60) days' prior written notice to the Company, which the Company may in its sole discretion elect to make effective prior to the end of such 60-day period.

(f) Voluntary Resignation with Good Reason. During the Employment Period, the Employee may terminate his employment for "Good Reason" as defined below. For purposes of this Agreement, "Good Reason" shall mean:

(i) the diminution of the Employee's title as set forth in Section 3(a), which is not remedied by the Company as set forth below;

(ii) any material failure by the Company to comply with any of the provisions of Section 3(c), which is not remedied by the Company as set forth below; or

(iii) the Company's requiring the Employee (over his objection) to relocate the Employee's primary office to a location more than fifty (50) miles from the Company's principal place of business as of the Effective Date (the foregoing shall not apply to travel reasonably required in the performance of the Employee's responsibilities).

The Employee shall provide the Company thirty (30) days prior written notice of the Employee's intention to terminate the Employment Period for Good Reason, stating with specificity the reason for the termination and the provision of this Section 5(f) upon which the Employee relies. The Company shall have twenty-five (25) days to cure or remedy the reason for the Good Reason termination. In the event that the Company fails to remedy the reason for the Good Reason termination, the termination for Good Reason shall be effective as of the thirtieth day after the date of the written notice to the Company (unless the Company, in its sole discretion, elects to make such termination effective earlier).

6. Indemnification. If the Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and the Company has no reasonable cause to believe that his conduct was unlawful or detrimental to the Company, the Company shall indemnify and hold harmless the Employee and his heirs and legal representatives from and against any and all claims, losses, liabilities, damages, costs, demands, causes of action (whether legal, equitable, administrative, civil or criminal), judgments, settlements (subject to the last sentence of Section 6(b)), fines, court costs and other expenses of any kind or nature whatsoever, including, without limitation, attorneys' fees and disbursements (collectively, "Losses"), which may be threatened against, incurred or suffered by the Employee or his heirs and legal representatives in connection with, relating to or arising out of the Employee's performance, duties and responsibilities to, for or on behalf of, the Company, to the extent set forth herein and as permitted under applicable law.

(a) Exceptions. Notwithstanding anything contained herein or in the bylaws of the Company, the Company shall have no obligation to indemnify the Employee if the Loss incurred by the Employee (i) arises out of an action brought directly by the Company against the Employee; or (ii) arises out of an action brought by the Employee against the Company; including, but not limited to, any action as a result of the Employee being terminated from employment for any reason.

(b) Notification of Claim. Promptly after receipt by the Company of notice of any claim against the Employee pursuant to which the Employee is entitled to indemnification, the Company shall have the right to assume the defense of such claim, including the employment of counsel of its choice. Although the Employee shall have the right to employ his own counsel, the fees and expenses of such counsel shall be at the expense of the Employee. The Company shall not be liable for any settlement of any claim or action effected without its written consent.

7. Confidentiality and Non-Competition. The Employee agrees to execute (concurrently with the execution of this Agreement), be bound by and comply with the Confidentiality and Non-Competition agreements in the forms attached hereto as Exhibit A and Exhibit B, respectively.

8. Successors. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. The Company may assign its rights and obligations hereunder, provided that the Company will require the assignee to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such assignment had taken place.

9. Binding Arbitration. In the event that the Company and the Employee cannot agree on an interpretation of any provision of this Agreement, or in the event that either of the parties fails to fulfill any obligations required by the terms of this Agreement, the Company and the Employee agree to resolve any such dispute through binding arbitration in Dallas, Texas, under the then-current rules of the American Arbitration Association in the State of Texas. For the purposes of confirming any such award and entering judgment thereon, each party hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in Dallas, Texas. The obligations of this Section shall not apply to any dispute arising out of or in connection with Section 7 hereof or the agreements referred to therein.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Each party to this Agreement hereby irrevocably (i) accepts and consents to the exclusive personal jurisdiction of the courts of Dallas County, Texas or in the U.S. District Court for the Northern District of Texas for the purpose of any suit, action or proceeding arising out of, or relating in any way to, this Agreement or the Company's employment of the Employee, (ii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding or any judgment entered by any court in respect thereof brought in such courts and (iii) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum. Each party further agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by facsimile transmission, delivered by overnight or other carrier service, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to:

Republic Underwriters Insurance Company.
5525 LBJ FWY
Dallas, Texas 75219
Attention:         Board of Directors and General Counsel

With copies (which shall not constitute notice) to:

Republic Companies Group, Inc.
c/o Republic Underwriters Insurance Company
5525 LBJ FWY
Dallas, Texas 75219
Attention:         Board of Directors

If to the Employee, to:

Martin B. Cummings
4617 Adrian Way
Plano, TX 75024

or to such other address as either party shall have furnished to the other in accordance with the foregoing notice provisions.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) A party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof. All waivers of any provision of this Agreement must be in writing by the party waiving such rights.

(f) This Agreement, together with the agreements referred to in Section 7, embodies the entire agreement between the Company and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including but not limited to the Prior Agreement.

(g) Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and the Company's subsidiaries or affiliates, any rights, remedies or other benefits under or by reason of this Agreement.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

(i) If any provision of this Agreement conflicts with the stated policies, practices or procedures of the Company, the provision of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

REPUBLIC UNDERWRITERS INSURANCE COMPANY

By: /s/ Parker W. Rush
Name: Parker W. Rush
Title: President

EXECUTIVE

/s/ Martin B. Cummings
Martin B. Cummings

Exhibit A
CONFIDENTIALITY AGREEMENT

I, Martin B. Cummings, recognize that in the day to day performance of my job duties while in the employment of Republic Underwriters Insurance Company (hereinafter referred to, collectively with its subsidiaries, parent companies and affiliates and together with its successors and assigns, as the "Company"), it is likely that I will be given or acquire access to confidential Company records. In consideration of my employment with the Company, I agree as follows:

1. During the term of my employment, and after the termination of my employment for any reason:

(a) To keep secret and treat as confidential all information of the Company, whether I have such information in my memory or in writing or their physical form, unless compelled to release such information by law ("Confidential Information"). Confidential Information for the purposes of this Agreement shall be defined as any and all Company information, in whatever form, that I become aware of during the term of my employment, including, but not limited to, client lists, client files, agent lists, agent files, software, source code, analytical techniques, databases, confidential financial and/or pricing data, or business strategies. Confidential Information shall not include information generally available to and known by the public or information that is or becomes available to me on a non-confidential basis from a source other than the Company (or any of its affiliates) or the Company's stockholders, directors, officers, employees or agents (other than as a result of a breach of any obligation of confidentiality).

(b) To keep secret and treat as confidential all agent, customer, client or prospective client information, and all other information complied or maintained internally by the company concerning or relating to agents, customers, clients, or prospective clients.

2. I agree, during the term of my employment, to conduct myself at all times for the benefit of the Company and never knowingly take any action inconsistent with the Company's best interest and to refrain from any action or activity which may cause or give rise to a conflict of interest with Company business or the business of the Company's agents, clients, customers or prospective clients.

3. I agree that any work done or compiled by me, including, but not limited to, research, analysis, computer programs, customer information, lists, products, procedures or developments, during the term of my employment shall constitute "WORK MADE FOR HIRE" and any such work shall belong solely to the Company or its assignees, together with any and all copyright, trademark or service mark and patent rights related to or arising from such work, without further compensation. I agree that immediately upon the request of the Company to execute any and all such assignments and other documents and take and all such actions as the Company may reasonably request in order to vest in the Company all my rights, titles and interest in any work free and clear of all liens, charges and encumbrances. I hereby grant to the Company the exclusive right to use such work in whatever form the Company chooses, including without limitation, the right to prepare, publish and distribute derivative works thereunder.

4. I agree that after the termination of my employment, for any reason, to promptly return to the Company any and all documents, whether belonging to the Company, its agents, clients, customers or prospective customers, made or obtained in the course of my employment.

5. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has or any right that I have to terminate my employment at any time, for no reason or for any reason.

6. I acknowledge that a breach of this Agreement will cause the Company irreparable harm and hereby agree that in the event of such breach, the Company will be entitled to obtain an injunction against me in addition to any other remedy available.

7. I agree that all the terms of this Agreement are severable, and in the event that any provision of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be read or construed as if such provision were not contained herein.

This Agreement, together with the Employment Agreement and the Non-Competition Agreement, each dated the date hereof between me and the Company (the "Concurrent Agreements"), represents the entire agreement between the parties on the subject, and all prior agreements, whether oral or written, are deemed null and void and superseded in their entirety by the terms of the Concurrent Agreements.

This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

/s/ Martin B. Cummings
Martin B. Cummings

Date: 8/4/2006

Witness

Signature: /s/ M.E. Ditto
Printed Name: Michael E. Ditto

Date: 8/4/2006

Exhibit B
NON-COMPETITION AGREEMENT

In consideration of my employment by Republic Underwriters Insurance Company (hereinafter referred to, collectively with its subsidiaries, parent companies and affiliates and together with its successors and assigns, as the "Company"), I agree as follows:

1. Restrictions. I agree that during the term of my employment and for a period of twelve (12) months following the termination of my employment for any reason that I shall not directly or indirectly:

(a) Persuade or attempt to persuade any customer (including, but not limited to, insurance agents, policyholders and insureds) or client of the Company which has produced revenue for the Company in the past twelve (12) months to cease doing business with the Company or to reduce the amount of business it does with the Company.

(b) Persuade or attempt to persuade any potential customer (including, but not limited to, insurance agents, policyholders and insureds) or client of the Company of which I am aware or which anyone in the Company is actively pursuing as a customer or client for the Company, not to utilize the services of the Company or to utilize the services of another company.

(c) Attempt to convert any business the Company has with any existing customer (including, but not limited to, insurance agents, policyholders and insureds) or client for my own benefit or for the benefit of any other person or company other than the Company.

(d) Persuade or attempt to persuade any employee of the Company to leave the Company's employ or become employed by any person or company other than the Company.

2. Covenant Not To Compete. I agree that during the period of my employment and ending six (6) months after the termination of my employment for any reason, I shall not, except as a passive investor in publicly held companies:

(a) engage in, own or control an interest in or act as principal, director, officer or employee of, or consultant to any firm or corporation directly engaged in any venture or business competitive with any insurance business conducted by the Company or any affiliate in any geographical market such business is being conducted by the Company or any affiliate ("Competing Business"); or

(b) assist others in engaging in Competing Business, provided, however, that after the date of my termination, should I desire to become employed as a consultant or employee of an entity that is in a Competing Business, I shall provide the Company written request for consent to do so, and the Company shall make a reasonable determination, based on the totality of the circumstances, whether to consent to such employment or consultancy.

3. Reasonable and Necessary Restrictions. I acknowledge that during the course of my employment with the Company I have received or will receive and have had or will have access to confidential information and trade secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed agent, client and customer lists and information relating to the operations and business requirements of those agents, clients and customers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests. I further acknowledge that the restrictions, prohibitions and other provisions in this Agreement, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to employ me. I agree that I will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

4. Injunctive Relief, Integration and Applicable Law. I acknowledge that a breach of this Agreement will cause the Company irreparable harm and hereby agree that in the event of such breach, the Company will be entitled to obtain an injunction against me in addition to any other remedy available.

5. Severability. I agree that all the terms of this Agreement are severable, and in the event that any provision of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be read or construed as if such provision were not contained herein.

6. Employment; Engagement. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has or any right that I have to terminate my employment at any time, for no reason or for any reason.

7. Entire Agreement. This Agreement, together with the Employment Agreement and the Confidentiality Agreement, each dated the date hereof between me and the Company (the "Concurrent Agreements"), represents the entire agreement between the parties on the subject, and all prior agreements, whether oral or written, are deemed null and void and superseded in their entirety by the terms of the Concurrent Agreements.

8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

/s/ Martin B. Cummings
Martin B. Cummings

Date: 8/4/2006

Witness

Signature: /s/ M.E. Ditto
Printed Name: Michael E. Ditto

Date: 8/4/2006